Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2017 RESULTS AND INCREASES 2018 GUIDANCE
-- 2017 Full Year Diluted EPS of $4.69; Adjusted Diluted EPS of $5.03 --

ST. LOUIS, MISSOURI (February 6, 2018) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2017, reporting diluted earnings per share (EPS) of $1.30 and $4.69, respectively, and Adjusted Diluted EPS of $0.97 and $5.03, respectively.

In summary, the 2017 fourth quarter and full year results were as follows:

2017 Results
	Q4	Full Year
Total revenues (in millions)	$12,806	$48,382
Health benefits ratio	87.3%	87.3%
SG&A expense ratio	10.9%	9.7%
GAAP diluted EPS	$1.30	$4.69
Adjusted Diluted EPS (1)	$0.97	$5.03
Total cash flow provided by operations (in millions)	$450	$1,489

(1) A full reconciliation of Adjusted Diluted EPS is shown on page eight of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "The strong fourth quarter and full year results for 2017 provide positive momentum heading into 2018 as we continue to focus on revenue growth and margin expansion."

As a result of the Tax Cuts and Jobs Act of 2017 (Income Tax Reform), the Company's fourth quarter and full year results include a nonrecurring benefit associated with the revaluation of the Company's net deferred tax liabilities. The benefit of Income Tax Reform has been partially offset by a contribution to the Company's charitable foundation and additional expense due to the lack of cost sharing reduction (CSR) subsidy funding by the Federal Government in the fourth quarter and full year 2017. These items, among others, have been excluded from Adjusted Diluted EPS for the fourth quarter and full year results. A full reconciliation of Adjusted Diluted EPS is shown on page eight of this release.

The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Fourth Quarter and Full Year Highlights

•	December 31, 2017 managed care membership of 12.2 million, an increase of 765,300 members, or 7% over 2016.

•
Total revenues for the fourth quarter of 2017 of $12.8 billion, representing 8% growth, compared to the fourth quarter of 2016 and $48.4 billion for the full year 2017, representing 19% growth year-over-year.

•	Health benefits ratio (HBR) of 87.3% for the fourth quarter of 2017, compared to 84.8% in the fourth quarter of 2016 and 87.3% for the full year 2017, compared to 86.5% for the full year 2016.

•
Selling, general and administrative (SG&A) expense ratio of 10.9% for the fourth quarter of 2017, compared to 10.0% for the fourth quarter of 2016. SG&A expense ratio of 9.7% for the full year 2017, compared to 9.8% for the full year 2016.

•
Adjusted SG&A expense ratio of 10.5% for the fourth quarter of 2017, compared to 9.4% for the fourth quarter of 2016. Adjusted SG&A expense ratio of 9.5% for the full year 2017, compared to 9.0% for the full year 2016.

•	Operating cash flow of $450 million and $1.5 billion for the fourth quarter and full year 2017, respectively, representing 1.8x net earnings for the full year 2017.

•	Diluted EPS for the fourth quarter of 2017 of $1.30, compared to $1.45 for the fourth quarter of 2016. Diluted EPS for the full year 2017 of $4.69, compared to $3.41 for the full year 2016.

•
Adjusted Diluted EPS for the fourth quarter of 2017 of $0.97, compared to $1.19 for the fourth quarter of 2016. Adjusted Diluted EPS for the full year 2017 of $5.03, compared to $4.43 for the full year 2016.

Other Events

•
In February 2018, Jessica L. Blume was elected to serve on our Board of Directors. Ms. Blume was appointed to both the Audit Committee and the Technology Committee. Previously, Ms. Blume held the position of Vice Chairman for Deloitte, where she was a partner until retirement in 2015.

•
In February 2018, our Arkansas subsidiary, Arkansas Total Care began managing a Medicaid special needs population comprised of people with high behavioral health needs and individuals with developmental/intellectual disabilities. Arkansas Total Care will assume full-risk on this population beginning in January 2019.

•
In January 2018, our New Mexico subsidiary, Western Sky Community Care, was awarded a statewide contract in New Mexico for the Centennial Care 2.0 Program. The new contract is expected to commence membership operations in January 2019.

•
In January 2018, our Illinois subsidiary, IlliniCare Health, began operating under a state-wide contract for the Medicaid Managed Care Program including children who are in need through the Department of Children and Family Services (DCFS)/Youth in Care by the Illinois Department of Healthcare and Family Services (HFS). Implementation dates vary by region and will be fully implemented statewide by April 2018. Foster Care will be implemented by July 2018.

•
In January 2018, we expanded our offerings in the 2018 Health Insurance Marketplace. We entered Kansas, Missouri and Nevada, and expanded our footprint in the following six existing markets: Florida, Georgia, Indiana, Ohio, Texas, and Washington.

•	In January 2018, we expanded our offerings in Medicare. We entered Arkansas, Indiana, Kansas, Louisiana, Missouri, Pennsylvania, South Carolina, and Washington and expanded our footprint in Ohio.

•
In January 2018, our subsidiary, Health Net Federal Services, began operating under the TRICARE West Region contract to provide administrative services to Military Health System eligible beneficiaries.

•
In January 2018, our Washington subsidiary, Coordinated Care of Washington, began providing managed care services to Apple Health's Fully Integrated Managed Care (FIMC) beneficiaries in the North Central Region.

•
In January 2018, our Pennsylvania subsidiary, Pennsylvania Health & Wellness, began serving enrollees in the Community HealthChoices program. Contract commencement dates vary by zone and will be fully implemented statewide by January 2020.

•
In November 2017, The People's Healthcare Services Clinic, our full-service health center partnership with Schnuck Markets Inc. and Betty Jean Kerr People's Health Centers, had its grand opening in Ferguson, Missouri.

•
In November 2017, we announced the appointment of Cynthia Brinkley to President and Chief Operating Officer, Jesse Hunter to Executive Vice President of Mergers & Acquisitions and Chief Strategy Officer, Mark Brooks to Executive Vice President and Chief Information Officer, and Kevin Counihan to Senior Vice President of Products.

Accreditations & Awards

•	In December 2017, Health Net Federal Services, LLC, earned the Health Utilization Management and Case Management Accreditations from URAC.

•
In November 2017, FORTUNE magazine announced Michael Neidorff's ranking of #17 on its "Businessperson of the Year" list. This list focuses on the largest public companies in the world, evaluating their increases in revenues and profits, as well as stock performance and return on capital.

•
In October 2017, Forbes announced Centene's position of #36 on its "Global 2000: Growth Champions" list. The top 250 public companies are identified and awarded based on compound annual growth rates in revenues from 2013 through 2016.

Membership

The following table sets forth our membership by line of business:

	December 31,
	2017	2016
Medicaid:
TANF, CHIP & Foster Care	5,807,300	5,630,000
ABD & LTSS	846,200	785,400
Behavioral Health	463,700	466,600
Total Medicaid	7,117,200	6,882,000
Commercial	1,558,300	1,239,100
Medicare & MMP (1)	333,700	334,300
Correctional	157,500	139,400
Total at-risk membership	9,166,700	8,594,800
TRICARE eligibles	2,824,100	2,847,000
Non-risk membership	216,300	—
Total	12,207,100	11,441,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	December 31,
	2017	2016
Dual-eligible (2)	474,500	441,400
Health Insurance Marketplace	959,600	537,200
Medicaid Expansion	1,091,500	1,080,500

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Statement of Operations: Three Months Ended December 31, 2017

•
For the fourth quarter of 2017, total revenues increased 8% to $12.8 billion from $11.9 billion in the comparable period in 2016. The increase over prior year was primarily a result of growth in the Health Insurance Marketplace business in 2017 and expansions and new programs in many of our states in 2016 and 2017. This was partially offset by the fourth quarter of 2016 benefiting from $195 million of additional revenue associated with the minimum medical loss ratio (MLR) amendment in California, as well as the moratorium of the health insurer fee in 2017 and lower 2017 membership in the commercial business in California as a result of margin improvement actions taken in 2016.

•
Sequentially, total revenues increased 8% over the third quarter of 2017 mainly due to approximately $700 million associated with pass through payments from the State of California being received in the fourth quarter that were recorded in premium tax revenue and premium tax expense.

•
HBR of 87.3% for the fourth quarter of 2017 represents an increase from 84.8% in the comparable period in 2016. The year-over-year increase was primarily a result of the $195 million of revenue recognized in the fourth quarter of 2016, relating to the minimum MLR amendment in California, which reduced the fourth quarter of 2016 HBR by 170 basis points. In addition, the year-over-year increase was attributable to new or expanded health plans, which initially operate at a higher HBR, a premium rate reduction for California Medicaid Expansion effective July 1, 2017, an increase in flu related costs over the fourth quarter of 2016, and the additional expense recognized in the fourth quarter of 2017 due to the lack of funding of CSR subsidy payments by the Federal Government.

•
HBR decreased sequentially from 88.0% in the third quarter of 2017. The decrease was primarily attributable to improved performance in Medicaid, including the impacts of rate adjustments, as well as performance in the Health Insurance Marketplace business. These HBR improvements were partially offset by the increase in flu related costs over the third quarter of 2017 and additional expense recognized in the fourth quarter due to the lack of funding of CSR subsidy payments by the Federal Government.

•
The SG&A expense ratio was 10.9% for the fourth quarter of 2017, compared to 10.0% for the fourth quarter of 2016 and 9.0% for the third quarter of 2017. The year-over-year increase was primarily a result of increased business expansion costs over the fourth quarter of 2016, and revenue recognized in the fourth quarter of 2016, relating to the minimum MLR amendment in California, which reduced the fourth quarter of 2016 SG&A expense ratio. Sequentially, the SG&A expense ratio increased primarily due to increased selling costs associated with open enrollment and the $40 million contribution to our charitable foundation in the fourth quarter of 2017.

•
The Adjusted SG&A expense ratio was 10.5% for the fourth quarter of 2017, compared to 9.4% for the fourth quarter of 2016 and 8.9% for the third quarter of 2017. The year-over-year increase was primarily a result of increased business expansion costs over the fourth quarter of 2016, and revenue recognized in the fourth quarter of 2016, relating to the minimum MLR amendment in California, which reduced the fourth quarter of 2016 Adjusted SG&A expense ratio. Sequentially, the Adjusted SG&A expense ratio increased primarily due to increased selling costs associated with open enrollment in the fourth quarter of 2017.

Statement of Operations: Year Ended December 31, 2017

•
For the full year 2017, total revenues increased 19% to $48.4 billion from $40.6 billion in the comparable period of 2016. The increase over prior year was primarily a result of a full year of Health Net's results, as well as the impact of growth in the Health Insurance Marketplace business in 2017 and expansions and new programs in many of our states in 2016 and 2017. This was partially offset by the moratorium of the health insurer fee in 2017, lower membership in the commercial business in California as a result of margin improvement actions taken in 2016, and lower specialty pharmacy revenues.

•
HBR of 87.3% for the full year 2017 represents an increase from 86.5% in the comparable period in 2016. The increase compared to last year was primarily a result of the $195 million of revenue recognized in 2016 relating to the minimum MLR change in California, which reduced the 2016 HBR by 50 basis points, a premium rate reduction for California Medicaid Expansion effective July 1, 2017, an increase in flu related costs over 2016, and the impact of new or expanded health plans, which initially operate at a higher HBR. These increases were partially offset by growth in the Health Insurance Marketplace business, which operates at a lower HBR.

•
The SG&A expense ratio was 9.7% for the full year 2017, compared to 9.8% for the full year 2016. The decrease in the SG&A expense ratio was primarily attributable to lower acquisition related expenses, partially offset by higher business expansion costs over 2016, the Penn Treaty assessment and our results including a full year of the Health Net business, which operates at a higher SG&A expense ratio due to a greater mix of commercial and Medicare business.

•
The Adjusted SG&A expense ratio was 9.5% for the full year 2017, compared to 9.0% for the full year 2016. The increase in the Adjusted SG&A expense ratio was primarily attributable to higher business expansion costs over 2016 and a full year of the Health Net business in our 2017 results, which operates at a higher SG&A expense ratio due to a greater mix of commercial and Medicare business.

Balance Sheet and Cash Flow

At December 31, 2017, the Company had cash, investments and restricted deposits of $10.1 billion, including $310 million held by unregulated entities. Medical claims liabilities totaled $4.3 billion. The Company's days in claims payable was 41. Total debt was $4.7 billion, which includes $150 million of borrowings on the $1.5 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 40.3% at December 31, 2017, excluding the $61 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended December 31, 2017 was $450 million, primarily due to net earnings and a decrease in premium and trade receivables, partially offset by a decrease in unearned revenue.

Outlook

The Company's annual guidance for 2018 has been updated for the following items:

•	The benefit of Income Tax Reform that was signed into law in December 2017, partially offset by additional costs associated with the reinvestment of a portion of the tax reform benefit;

•	An increase in total revenues and earnings associated with higher membership expectations for the Health Insurance Marketplace business; and

•
A change in the timing of the equity issuance from February 1, 2018 to March 1, 2018 for the $2.3 billion of equity to finance the acquisition of New York State Catholic Health Plan, Inc. d/b/a Fidelis Care New York (Fidelis Care) (Proposed Fidelis Acquisition), which reduces diluted shares outstanding. The ultimate timing will depend on market conditions.

A rollforward of certain captions of the Company's current 2018 guidance from its previous guidance is as follows (Total Revenues in billions, per share data in dollars):

	Total Revenues	GAAP diluted EPS	Adjusted Diluted EPS
Previous Guidance Range	$60.0 - $60.8	$4.63 - $4.97	$5.47 - $5.87
Income Tax Reform	(0.1)	1.38	1.58
Additional Investment	—	(0.30)	(0.30)
Marketplace Membership	0.7	0.14	0.14
Timing of Fidelis Care Equity	—	0.06	0.06
Revised Guidance Range	$60.6 - $61.4	$5.91 - $6.25	$6.95 - $7.35

The Company's full updated annual guidance for 2018 is as follows:

	Full Year 2018
	Low	High
Total revenues (in billions)	$60.6	$61.4
GAAP diluted EPS	$5.91	$6.25
Adjusted Diluted EPS (1)	$6.95	$7.35
HBR	86.2%	86.7%
SG&A expense ratio	9.3%	9.8%
Adjusted SG&A expense ratio (2)	9.2%	9.7%
Effective tax rate	31.0%	33.0%
Diluted shares outstanding (in millions)	199.1	200.1

(1)	Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.79 to $0.81 per diluted share and acquisition related expenses of $0.25 to $0.29 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $70 million to $75 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 6, 2018, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2017, and to discuss its business outlook. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 7714451 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 5, 2019, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 13, 2018, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10115626.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items (in millions, except per share data in dollars):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
GAAP net earnings from continuing operations	$230	$255	$828	$559
Amortization of acquired intangible assets	39	52	156	147
Acquisition related expenses	7	10	20	234
Penn Treaty assessment expense (1)	—	—	56	—
Cost sharing reductions (2)	22	—	22	—
Income Tax Reform (3)	(125)	—	(125)	—
Charitable contribution (4)	40	50	40	50
California minimum medical loss ratio change (5)	—	(195)	—	(195)
Debt extinguishment (6)	—	11	—	11
Income tax effects of adjustments (7)	(40)	27	(108)	(79)
Adjusted net earnings from continuing operations	$173	$210	$889	$727

(1)	Additional expense for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty for the year ended December 31, 2017.

(2)	As a result of the lack of funding by the Federal Government of CSR subsidy payments, the Company recorded additional expense for the fourth quarter and year ended December 31, 2017.

(3)
As a result of Income Tax Reform passed in late 2017, the Company recognized lower income tax expense, primarily from the revaluation of the Company’s net deferred tax liability for the fourth quarter and year ended December 31, 2017.

(4)
In connection with the favorable impact of Income Tax Reform in 2017 and the additional revenue associated with the California minimum MLR change in 2016, the Company made charitable commitments to its foundation in the fourth quarter and full year of 2017 and 2016, respectively.

(5)
A favorable impact to the fourth quarter and full year 2016 associated with the retroactive change in the minimum MLR calculation under California's Medicaid Expansion program, which relates to periods prior to 2016 for legacy Centene business and prior to the acquisition date for the legacy Health Net business.

(6)	Additional expense associated with the early redemption of the 5.75% Senior Notes due 2017 and the Health Net 6.375% Senior Notes due 2017 in the fourth quarter and full year 2016.

(7)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results. There is no additional income tax effect from Income Tax Reform.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Annual Guidance December 31, 2018
	2017	2016	2017	2016
GAAP diluted EPS from continuing operations	$1.30	$1.45	$4.69	$3.41	$5.91 - $6.25
Amortization of acquired intangible assets (1)	0.14	0.20	0.56	0.57	$0.79 - $0.81
Acquisition related expenses (2)	0.02	0.03	0.07	0.98	$0.25 - $0.29
Penn Treaty assessment expense (3)	—	—	0.20	—	—
Cost sharing reductions (4)	0.08	—	0.08	—	—
Income Tax Reform	(0.71)	—	(0.71)	—	—
Charitable contribution (5)	0.14	0.18	0.14	0.19	—
California minimum medical loss ratio change (6)	—	(0.71)	—	(0.76)	—
Debt extinguishment (7)	—	0.04	—	0.04	—
Adjusted Diluted EPS from continuing operations	$0.97	$1.19	$5.03	$4.43	$6.95 - $7.35

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.10 for the three months ended December 31, 2017 and 2016, respectively, and $0.32 and $0.33 for the twelve months ended December 31, 2017 and 2016, respectively; and an estimated $0.24 to $0.25 for the year ended December 31, 2018.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.03 for the three months ended December 31, 2017 and 2016, respectively, and $0.04 and $0.45 for the twelve months ended December 31, 2017 and 2016, respectively; and an estimated $0.08 to $0.09 for the year ended December 31, 2018.

(3)	The Penn Treaty assessment expense per diluted share presented above is net of an income tax benefit of $0.12 for the twelve months ended December 31, 2017.

(4)	Cost sharing reductions per diluted share presented above are net of an income tax benefit of $0.04 and $0.04 for the three and twelve months ended December 31, 2017, respectively.

(5)
The charitable contributions per diluted share presented above are net of an income tax benefit of $0.09 and $0.10 for the three months ended December 31, 2017 and 2016, respectively, and $0.09 and $0.11 for the twelve months ended December 31, 2017 and 2016, respectively.

(6)
The impact associated with the retroactive change in the minimum MLR calculation per diluted share presented above is net of an income tax expense of $(0.40) and $(0.43) for the three and twelve months ended December 31, 2016, respectively.

(7)	The debt extinguishment cost per diluted share presented above is net of an income tax benefit of $0.02 and $0.03 for the three and twelve months ended December 31, 2016, respectively.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2017	2016	2017	2016	2017
GAAP SG&A expenses	$1,260	$1,065	$4,446	$3,676	$1,030
Acquisition related expenses	7	10	20	234	7
Penn Treaty assessment expense	—	—	56	—	9
Charitable contribution	40	50	40	50	—
Adjusted SG&A expenses	$1,213	$1,005	$4,330	$3,392	$1,014

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act ("PSLRA") of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission("SEC"), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition (Health Net Acquisition) of Health Net, Inc. (Health Net) and the proposed acquisition of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York (Fidelis Care) (Proposed Fidelis Acquisition or Fidelis Care Transaction). These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as "anticipate", "seek", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "can", "would", "could" or "should" or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene's government businesses; Centene's ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene or Fidelis Care's contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to Centene or Fidelis Care's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net Acquisition and the Proposed Fidelis Acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of any failure to obtain any regulatory, governmental or third party consents or approvals in connection with the Proposed Fidelis Acquisition (including any such approvals under the New York Non-For-Profit Corporation Law) or any conditions, terms, obligations or restrictions imposed in connection with the receipt of such consents or approvals; the exertion of management's time and Centene's resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for the Health Net Acquisition; disruption caused by significant completed and pending acquisitions, including the Health Net Acquisition and the Proposed Fidelis Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Health Net Acquisition and the Proposed Fidelis Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Health Net and Fidelis Care, will not be integrated successfully; the risk that the conditions to the completion of the Proposed Fidelis Acquisition may not be satisfied or completed on a timely basis, or at all; failure to obtain or receive any required regulatory approvals, consents or clearances for the Proposed Fidelis Acquisition, and the risk that, even if so obtained or received, regulatory authorities impose conditions on the completion of the transaction that could require the exertion of management's time and Centene's resources or otherwise have an adverse effect on Centene; business uncertainties and contractual restrictions while the Proposed Fidelis Acquisition is pending, which could adversely affect Centene's business and operations; change of control provisions or other provisions in certain agreements to which Fidelis Care is a party, which may be triggered by the completion of the Proposed Fidelis Acquisition; loss of management personnel and other key employees due to uncertainties associated with the Proposed Fidelis Acquisition; the risk that, following completion of the Proposed Fidelis Acquisition, the combined company may not be able to effectively manage its expanded operations; restrictions and limitations that may stem from the financing arrangements that the combined company will enter into in connection with the Proposed Fidelis Acquisition; Centene's ability to achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene's current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene's plans with respect to the Health Net Acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,072	$3,930
Premium and trade receivables	3,413	3,215
Short-term investments	531	505
Other current assets	687	715
Total current assets	8,703	8,365
Long-term investments	5,312	4,545
Restricted deposits	135	138
Property, software and equipment, net	1,104	797
Goodwill	4,749	4,712
Intangible assets, net	1,398	1,545
Other long-term assets	454	95
Total assets	$21,855	$20,197
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$4,286	$3,929
Accounts payable and accrued expenses	4,165	3,763
Return of premium payable	549	614
Unearned revenue	328	313
Current portion of long-term debt	4	4
Total current liabilities	9,332	8,623
Long-term debt	4,695	4,651
Other long-term liabilities	952	869
Total liabilities	14,979	14,143
Commitments and contingencies
Redeemable noncontrolling interests	12	145
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $.001 par value; authorized 400,000 shares; 180,379 issued and 173,437 outstanding at December 31, 2017, and 178,134 issued and 171,919 outstanding at December 31, 2016	—	—
Additional paid-in capital	4,349	4,190
Accumulated other comprehensive loss	(3)	(36)
Retained earnings	2,748	1,920
Treasury stock, at cost (6,942 and 6,215 shares, respectively)	(244)	(179)
Total Centene stockholders’ equity	6,850	5,895
Noncontrolling interest	14	14
Total stockholders’ equity	6,864	5,909
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$21,855	$20,197

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenues:
Premium	$10,960	$10,100	$43,353	$35,399
Service	633	577	2,267	2,180
Premium and service revenues	11,593	10,677	45,620	37,579
Premium tax and health insurer fee	1,213	1,234	2,762	3,028
Total revenues	12,806	11,911	48,382	40,607
Expenses:
Medical costs	9,573	8,564	37,851	30,636
Cost of services	513	478	1,847	1,864
Selling, general and administrative expenses	1,260	1,065	4,446	3,676
Amortization of acquired intangible assets	39	52	156	147
Premium tax expense	1,240	1,103	2,883	2,563
Health insurer fee expense	—	128	—	461
Total operating expenses	12,625	11,390	47,183	39,347
Earnings from operations	181	521	1,199	1,260
Other income (expense):
Investment and other income	53	34	190	114
Interest expense	(66)	(75)	(255)	(217)
Earnings from continuing operations, before income tax expense	168	480	1,134	1,157
Income tax (benefit) expense	(55)	227	326	599
Earnings from continuing operations, net of income tax expense	223	253	808	558
Discontinued operations, net of income tax expense	—	6	—	3
Net earnings	223	259	808	561
Earnings attributable to noncontrolling interests	7	2	20	1
Net earnings attributable to Centene Corporation	$230	$261	$828	$562

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$230	$255	$828	$559
Discontinued operations, net of income tax expense	—	6	—	3
Net earnings	$230	$261	$828	$562

Net earnings per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.33	$1.49	$4.80	$3.50
Discontinued operations	—	0.04	—	0.02
Basic earnings per common share	$1.33	$1.53	$4.80	$3.52

Diluted:
Continuing operations	$1.30	$1.45	$4.69	$3.41
Discontinued operations	—	0.04	—	0.02
Diluted earnings per common share	$1.30	$1.49	$4.69	$3.43

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net earnings	$808	$561
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	361	278
Stock compensation expense	135	148
Debt extinguishment costs	—	(7)
Deferred income taxes	(108)	92
Gain on contingent consideration	(1)	(5)
Changes in assets and liabilities
Premium and trade receivables	(50)	74
Other assets	(146)	167
Medical claims liabilities	359	145
Unearned revenue	19	43
Accounts payable and accrued expenses	53	402
Other long-term liabilities	68	(61)
Other operating activities, net	(9)	14
Net cash provided by operating activities	1,489	1,851
Cash flows from investing activities:
Capital expenditures	(422)	(306)
Purchases of investments	(2,704)	(2,450)
Sales and maturities of investments	1,899	1,656
Investments in acquisitions, net of cash acquired	(50)	(1,297)
Other investing activities, net	12	—
Net cash used in investing activities	(1,265)	(2,397)
Cash flows from financing activities:
Proceeds from borrowings	1,400	8,946
Payment of long-term debt	(1,353)	(6,076)
Common stock repurchases	(65)	(63)
Purchase of noncontrolling interest	(66)	(14)
Debt issuance costs	(3)	(76)
Other financing activities, net	5	—
Net cash (used in) provided by financing activities	(82)	2,717
Effect of exchange rate changes on cash and cash equivalents	—	(1)
Net increase in cash and cash equivalents	142	2,170
Cash and cash equivalents, beginning of period	3,930	1,760
Cash and cash equivalents, end of period	$4,072	$3,930
Supplemental disclosures of cash flow information:
Interest paid	$237	$165
Income taxes paid	$496	$556
Equity issued in connection with acquisitions	$—	$3,105

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q4	Q3	Q2	Q1	Q4
	2017	2017	2017	2017	2016
MANAGED CARE MEMBERSHIP BY STATE
Arizona	640,500	659,500	669,500	684,300	598,300
Arkansas	85,700	89,900	91,900	98,100	58,600
California	2,877,800	2,928,600	2,925,800	2,980,100	2,973,500
Florida	848,800	852,600	871,100	872,000	716,100
Georgia	483,600	476,400	540,400	568,300	488,000
Illinois	239,500	251,000	254,600	253,800	237,700
Indiana	304,500	322,900	340,000	335,800	285,800
Kansas	129,100	127,300	130,000	133,100	139,700
Louisiana	485,500	483,300	484,600	484,100	472,800
Massachusetts	43,000	48,300	54,100	44,200	48,300
Michigan	2,500	2,400	2,300	2,100	2,000
Minnesota	9,400	9,500	9,500	9,500	9,400
Mississippi	329,900	335,600	343,600	349,500	310,200
Missouri	269,400	272,100	278,300	106,100	105,700
Nebraska	79,700	79,200	78,800	79,200	—
Nevada	34,900	16,800	—	—	—
New Hampshire	74,800	76,400	77,100	77,800	77,400
New Mexico	7,100	7,100	7,100	7,100	7,100
Ohio	332,700	336,500	332,700	328,900	316,000
Oregon	205,200	209,700	213,600	211,900	217,800
South Carolina	117,800	118,600	121,000	121,900	122,500
Tennessee	22,200	22,100	22,200	21,900	21,700
Texas	1,233,500	1,236,700	1,226,800	1,243,900	1,072,400
Vermont	1,600	1,600	1,600	1,600	1,600
Washington	237,800	239,600	248,500	254,400	238,400
Wisconsin	70,200	70,200	70,800	71,700	73,800
Total at-risk membership	9,166,700	9,273,900	9,395,900	9,341,300	8,594,800
TRICARE eligibles	2,824,100	2,823,200	2,823,200	2,804,100	2,847,000
Non-risk membership	216,300	213,900	—	—	—
Total	12,207,100	12,311,000	12,219,100	12,145,400	11,441,800

Medicaid:
TANF, CHIP & Foster Care	5,807,300	5,809,400	5,854,400	5,714,100	5,630,000
ABD & LTSS	846,200	850,300	843,500	825,600	785,400
Behavioral Health	463,700	467,400	466,500	466,900	466,600
Total Medicaid	7,117,200	7,127,100	7,164,400	7,006,600	6,882,000
Commercial	1,558,300	1,657,800	1,743,600	1,864,700	1,239,100
Medicare & MMP (1)	333,700	331,000	327,500	328,100	334,300
Correctional	157,500	158,000	160,400	141,900	139,400
Total at-risk membership	9,166,700	9,273,900	9,395,900	9,341,300	8,594,800
TRICARE eligibles	2,824,100	2,823,200	2,823,200	2,804,100	2,847,000
Non-risk membership	216,300	213,900	—	—	—
Total	12,207,100	12,311,000	12,219,100	12,145,400	11,441,800

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

	Q4	Q3	Q2	Q1	Q4
	2017	2017	2017	2017	2016

NUMBER OF EMPLOYEES	33,700	32,400	31,500	30,900	30,500

DAYS IN CLAIMS PAYABLE (a)	41	42	40	41	42
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$9,740	$9,633	$9,673	$10,034	$8,854
Unregulated	310	308	291	306	264
Total	$10,050	$9,941	$9,964	$10,340	$9,118

DEBT TO CAPITALIZATION	40.6%	41.5%	42.5%	43.3%	44.1%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	40.3%	41.2%	42.1%	43.0%	43.7%
(b) The non-recourse debt represents the Company's mortgage note payable ($61 million at December 31, 2017).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
HBR	87.3%	84.8%	87.3%	86.5%
SG&A expense ratio	10.9%	10.0%	9.7%	9.8%
Adjusted SG&A expense ratio	10.5%	9.4%	9.5%	9.0%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2016	$3,929
Reinsurance recoverable	5
Balance, December 31, 2016, net	3,924
Incurred related to:
Current period	38,225
Prior period	(374)
Total incurred	37,851
Paid related to:
Current period	34,196
Prior period	3,311
Total paid	37,507
Balance, December 31, 2017, net	4,268
Plus: Reinsurance recoverable	18
Balance, December 31, 2017	$4,286

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $1 million was recorded as a reduction to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2016, and prior.